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                      [MORRISON & FOERSTER LLP LETTERHEAD]

March 3, 2006

Banc of America Funds Trust
One Financial Center
Boston, Massachusetts 02111-2621

Re:  Units of Beneficial Interest of Banc of America Funds Trust

Ladies/Gentlemen:

We refer to the Registration Statement on Form N-1A (the "Registration Statement") of Banc of America Funds Trust (the "Trust") relating to the registration of an indefinite number of units of beneficial interest (the "Shares"), of certain series of the Trust (the "Funds").

We have been requested by the Trust to furnish this opinion as Exhibit (i) to the Registration Statement.

We have examined documents relating to the organization of the Trust and the authorization and issuance of the Shares. We have also made such inquiries of the Trust and examined such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that:

The issuance of the Shares by the Trust has been duly and validly authorized by all appropriate action and, assuming delivery in accordance with the description set forth in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable by the Trust.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Morrison & Foerster LLP

                                        MORRISON & FOERSTER LLP